EXHIBIT 10.4

FEDERAL HOME LOAN BANK OF CINCINNATI

Executive Long-Term Incentive Plan

As of January 1, 2005

FEDERAL HOME LOAN BANK OF CINCINNATI

Executive Long-Term Incentive Plan

TABLE OF CONTENTS

		Page
1.0	Plan Objectives	1
2.0	Definitions	1
3.0	Eligibility	2
4.0	Base Award Opportunity	3
5.0	Performance Measures	3
6.0	Final Award Determination	4
7.0	Administration Control	4
8.0	Miscellaneous Conditions	5

Appendix – 2005 – 2007 Performance Period		9
	Performance Period
	Base Award Opportunity
	Initial Value of Performance Unit
	Performance Measures & Final Value of Performance Unit
	Detailed Goals & Performance Measures
	Participants

FEDERAL HOME LOAN BANK OF CINCINNATI

Executive Long-Term Incentive Plan

PLAN DOCUMENT

1.0	Plan Objectives

1.1	The purpose of the Federal Home Loan Bank of Cincinnati Executive Long-Term Incentive Plan (the “Plan”) is to achieve five objectives:

1.1	Promote the achievement of the Bank’s long-term profitability and business goals;

1.2	Link executive compensation to specific long-term performance measures;

1.3	Provide a competitive reward structure for senior officers and other key employees;

1.4	Provide a vehicle for closer Board involvement and communication with management regarding the Bank’s long-term strategic plans; and

1.5	Promote loyalty and dedication to the Bank and its objectives.

1.2	The Plan is a cash-based, long-term incentive plan which establishes individual Base Award Opportunities related to achievement of Bank performance over certain three-year Performance Periods.

1.3	The Participants, the Base Award Opportunity, Performance Measures, value of a Performance Unit at the beginning and end of a Performance Period, and other relevant information are set forth in the attached Appendices.

2.0	Definitions

2.1	When used in this Plan, the words and phrases below shall have the following meanings:

2.1.1	Bank means the Federal Home Loan Bank of Cincinnati;

2.1.2	Base Award Opportunity means the award that may be earned during a Performance Period for achieving target performance levels under each Performance Measure;

2.1.3	Board means the Bank’s Board of Directors;

2.1.4	Disabled means a Participant who (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Bank.

2.1.5	Extraordinary Occurrences means those events that, in the opinion and discretion of the Board, are outside the significant influence of the Participants or the Bank and are likely to have a significant unanticipated effect, whether positive or negative, on the Bank’s operating and/or financial results, including, without limit, movement in interest rates, changes in financial strategies, or policies or significant change in Bank membership.

2.1.6	Final Award means the amount ultimately paid to a Participant under the Plan for a Performance Period.

2.1.7	Performance Measure means each performance factor that is taken into consideration under the Plan in determining the value of the Final Award.

2.1.8	Participant means an employee who participates in the Plan pursuant to Section 3.1.

2.1.9	Performance Period means a certain three-year period over which Bank performance is measured.

2.1.10	Performance Unit means a unit, the value of which shall be determined in accordance with the applicable Appendix.

2.1.11	Personnel Committee or Committee means the Personnel Committee of the Board.

2.1.12	Plan means this Executive Long-Term Incentive Plan.

2.1.13	Plan Award means an amount that is provisionally determined at the end of the Performance Period subject to adjustment as provided in Section 6.

2.1.14	President means the President of the Bank.

3.0	Eligibility

3.1	A Bank employee who is nominated by the President and approved by the Board may participate in the Plan.

3.2	Eligibility shall generally be limited to officers (i) whose functional responsibilities encompass the establishment of strategic direction and tactical action plans for the Bank, and (ii) who have received at least satisfactory rankings on annual performance reviews over a Performance Period. Other employees may also be eligible to participate as defined by competitive compensation practices within the Bank’s labor market.

3.3	Due to its unique role for the Bank and reporting relationship to the Board, the Director of Internal Audit will not be included as an eligible position under the Plan, but will be eligible for a similar plan administered by the Audit Committee of the Board.

4.0	Base Award Opportunity

4.1	At the beginning of each Performance Period, the Bank will provide a Base Award Opportunity to Participants. The Base Award Opportunity is equal to a percentage of each Participant’s annual base salary at the beginning of the Performance Period as described in the applicable Appendix. Certain executive positions have a greater and more direct impact than others on the annual success of the Bank; therefore, these differences are recognized by varying award opportunities for each Participant level.

4.2	Each Participant in a Performance Period shall be granted a number of Performance Units for that Performance Period determined by dividing the Base Award Opportunity by the value of a Performance Unit at the beginning of a Performance Period as described in the applicable Appendix.

4.3	There will be four levels of award opportunities:

Level I:	President

Level II:	Executive Vice President

Level III:	Senior Vice Presidents

Level IV:	Vice Presidents

5.0	Performance Measures

5.1	Three achievement levels will be established for each Performance Measure:

Threshold	The minimum achievement level accepted for the Performance Measure.

Target	The planned achievement level for the Performance Measure.

Maximum	The achievement level for the Performance Measure that substantially exceeds the planned level of achievement.

5.2	At the beginning of each Performance Period, Performance Measures for a Performance Period and Performance Units and their initial values will be established by the Personnel Committee with Board approval.

5.3	When establishing Performance Measures, the Threshold level should reflect a 90 percent success rate; the Target level should reflect a 75-80 percent success rate; and the Maximum level should reflect a 10 to 15 percent success rate.

6.0	Final Award Determination

6.1	Plan Awards will be based on the achievement level for each of the three-year Performance Measures. However, if the Bank fails to achieve the Threshold level for a Performance Measure other than the Mission Goal, no award will be payable for that specific Performance Measure. If the Bank fails to achieve the Threshold level for the Mission Goal Performance Measure, no award will be payable under the Plan for the Performance Period.

6.2	A Participant’s Plan Award for a Performance Period equals the number of his or her Performance Units for that Performance Period multiplied by the value of a Performance Unit at the end of the Performance Period as determined in accordance with the applicable Appendix.

6.3	In the event that a Federal Housing Finance Board (FHFB) examination identifies an unsafe or unsound practice or condition in a Participant’s area of responsibility, the Participant will not be eligible for an award under the Plan for the Performance Period in which the unsafe and unsound condition existed. However, the Participant may receive an award under the Plan provided that the finding of an unsafe or unsound practice or condition is subsequently resolved in favor of the Bank by the FHFB.

6.4	Promptly after a Performance Period, Plan Awards for the Performance Period shall be determined by the Board in its sole discretion based upon the Plan Award determined pursuant to Section 6.2.

6.5	President’s Award. In addition to the Plan Award, in determining a Participant’s Final Award, the Executive Vice President, Senior Vice Presidents, Vice Presidents and other employees (e.g., new hires and highly valued existing employees) may be nominated by the President for a discretionary allocation of Performance Units, to be approved by the Board, to recognize extraordinary performance and/or to address competitive compensation practices within the Bank’s labor market (the “President’s Award”).

6.6	The value of a Performance Unit under the President’s Award will be equal to the value of a Performance Unit under the Base Award Opportunity.

6.7	For a Performance Period, the total value of Performance Units granted under the President’s Award shall not exceed ten (10) percent of the total Performance Units granted under the Base Award Opportunity.

6.8	The Board may also authorize the President to receive a discretionary allocation of Performance Units to recognize extraordinary performance and/or to address competitive compensation practices within the Bank’s labor market. Any discretionary allocation of Performance Units granted to the President under this section will not exceed ten (10) percent of the total Performance Units granted to the President under the Base Award Opportunity.

6.9	A Participant’s Final Award will consist of his or her Plan Award plus any additional discretionary award granted under Section 6.5 or 6.8.

7.0	Administrative Control

7.1	The Bank’s Human Resources Department will assist, as requested, the President and the Committee in the administration of the Plan, however, the Board will have the ultimate authority over the Plan.

7.2	In addition to the authority expressly provided in the Plan, the Board shall have such authority in its sole discretion to control and manage the operation and administration of the Plan and shall have all authority necessary to accomplish these purposes, including, but not limited to, the authority to interpret the terms of the Plan, and to decide questions regarding the Plan and the eligibility of any person to participate in the Plan and to receive benefits under the Plan. The Board’s determinations and interpretations regarding the Plan shall be final, binding, and conclusive.

8.0	Miscellaneous Conditions

8.1	Except as provided in Section 8.4, Participants must be employed by the Bank on the last day of the Performance Period in order to become eligible to receive a Final Award. A Participant will not become vested in an award under this Plan until the date the Board authorizes the payment of the Participant’s Final Award.

8.2	In the event a Participant voluntarily or involuntarily terminates employment during the Performance Period, no award will be made to the Participant, except as provided in Section 8.4 below.

8.3	Employees of the Bank who are hired, transferred, or promoted into an eligible position during a Performance Period may be nominated for participation in the

Plan in accordance with Section 3.1, and receive a prorated Base Award Opportunity.

8.4	A Participant who retires, dies or becomes Disabled during the Performance Period may receive a prorated Plan Award, but only if the President nominates and the Board approves such action. For purposes of this Section, the term “retires” means the Participant has (i) been employed with the Bank for at least five (5) years and (ii) reached at least age 62 when he or she retires from his or her Bank employment. If a Participant becomes vested to receive a prorated award under this Section, the prorated Final Award will be paid to the Participant no later than 2 1/2 months following the calendar year in which such vesting occurred. If a Participant terminates service with the Bank for any reason other than retirement, death, or disability during the Performance Period, the Participant will not be eligible to receive an award under the Plan.

8.5	The amount of any prorated award will be determined by dividing the number of months the Participant was employed by the Bank during the Performance Period by 36 and multiplying such quotient by the Plan Award.

8.6	If a Participant ceases employment after the Performance Period but before the Board approves the Final Award for that Performance Period, the President may nominate and the Board may approve that the Participant receive an award. However, if the President fails to make such a recommendation or the Board fails to approve such action, the Participant will not be entitled to an award.

8.7	Notwithstanding any Plan provision to the contrary, mere participation in the Plan will not entitle a Participant to an award.

8.8	The designation of an employee as a Participant in the Plan does not guarantee employment. Nothing in this Plan shall be deemed (i) to give any employee or Participant any legal or equitable rights against the Bank, except as expressly provided herein or provided by law; or (ii) to create a contract of employment with any employee or Participant, to obligate the Bank to continue the service of any employee or Participant, or to affect or modify any employee’s or Participant’s term of employment in any way.

8.9	The right of the Bank to discipline or discharge a Participant shall not be affected by reason of any provision of this Plan.

8.10	All Final Awards will be paid out in cash and will be subject to applicable payroll tax withholdings.

8.11	No Final Award received by a Participant shall be considered as compensation under any employee benefit plan of the Bank, except as otherwise determined by the Bank.

8.12	Final awards will be made as soon as practical following the end of the Performance Period, but in any event no later than 2 1/2 months following the calendar year which the Participant became vested in the Final Award.

8.13	The Board has the right to revise, modify, or terminate the Plan in whole or in part at any time or for any reason, and the right to modify any recommended award amount (including the determination of a lesser award or no award), for any reason, without the consent of any Participant.

8.14	Since no employee has a guaranteed right to any award under this Plan, any attempt by an employee to sell, transfer, assign, pledge, or otherwise encumber any anticipated award shall be void, and the Bank shall not be liable in any manner for or subject to the debts, contracts, liabilities, engagements or torts of any person who might anticipate an award under this program.

8.15	This Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Bank for payment of any award under this program.

8.16	The Plan shall be construed, regulated and administered in accordance with the laws of the state of Ohio, unless otherwise preempted by the laws of the United States.

8.17	If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provision of the Plan, and the Plan shall be construed and enforced as if such provision had not been included herein.

8.18	If a Participant dies before receiving his or her award, any amounts determined to be paid under this Plan shall be paid to the Participant’s surviving spouse, if any, or if none, to the Participant’s estate. The Bank’s determination as to the identity of the proper payee of any amount under this Plan shall be binding and conclusive and payment in accordance with such determination shall constitute a complete discharge of all obligations on account of such amount.

8.19	Claims and Appeals Procedures. A Participant (such Participant being referred to below as a “Claimant”) may deliver to the Personnel Committee a written claim for a determination with respect to any claim as to which the Personnel Committee has jurisdiction under this Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. The claim must state with particularity the determination desired by the Claimant.

The Personnel Committee shall consider a Claimant’s claim within a reasonable time, but no later than ninety (90) days after receiving the claim. If the Personnel Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day period. Upon reaching its decision, the Personnel Committee shall notify the Claimant in writing.

On or before sixty (60) days after receiving a notice from the Personnel Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. The Committee shall render its decision on review promptly, in writing, and deliver it to the Claimant no later than sixty (60) days after it receives the Claimant’s written request for a review of the denial of the claim.

8.20	Any agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Plan which are not contained herein will have no effect or enforceability.

FEDERAL HOME LOAN BANK OF CINCINNATI

Executive Long-Term Incentive Plan

APPENDIX

2005 – 2007 Performance Period

     Performance Period

The Performance Period described in this Appendix shall be January 1, 2005 through December 31, 2007.

     Base Award Opportunity

The Base Award Opportunity (as a percentage of January 1, 2005 base salary) for Levels I, II, III, and IV are:

Level
I	30.0%
II	25.0%
III	20.0%
IV	15.0%

     Initial Value of Performance Unit

The value of a Performance Unit at the beginning of this Performance Period equals $100.

     Performance Measures

1.	After the Performance Period ends, evaluate actual Bank performance against the Performance Measures stated below.

2.	Determine the value of the Performance Unit based on the minimum, target, and maximum awards for the Profitability and Market Penetration Achievements according to the following table:

	Minimum	Threshold	Target	Maximum
Profitability(1)
Dollar Value at Hurdles	0
Weight	0.5	0.5	0.5	0.5
Profitability Value	$0

Market Penetration(2)
Dollar Value at Hurdles	0
Weight	0.5	0.5	0.5	0.5
Market Penetration Value	$0

Total Value	$0

The matrix below illustrates possible award values derived from the Profitability and Market Penetration Achievements.

Profitability Achievement
		Minimum	Threshold	Target	Maximum

Market Penetration Achievement	Maximum
Target
Threshold
Minimum

3.	The value of the Performance Unit at the end of the Performance Period equals (a) the dollar value determined by achievement of the Profitability and Market Penetration (illustrated on the previous page) multiplied by (b) a “Mission” goal multiplier (i.e., Percent of Participating Members using one or more HCI Programs:

Percent of Participating Members Using One or More
HCI Programs	Multiplier
Maximum	1.1
Target	1.0
Threshold	0.9
Minimum	0.0

(1)	Adjusted Net Income equal to Average Three-Month LIBOR plus Basis Points Spread

(2)	Ratio of Member Advances to Member Assets

Detailed descriptions of the performance measures are included on the following page.

Detailed Goals & Performance Measures

Performance Measures	Threshold	Target	Maximum
PROFITABILITY — Incentive Weight: 50% Adjusted Net Income equal to Average Three-month LIBOR plus Basis Points Spread[1]
MARKET PENETRATION — Incentive Weight: 50% Ratio of Member Advances to Member Assets[2]
AFFORDABLE HOUSING/COMMUNITY INVESTMENT — Incentive Multiplier: +/- 10% Percent of Participating Members using one or more HCI Programs[3]

1 The Profitability goal is defined in terms of the FHLBank’s Adjusted Net Income (GAPP net income) adjusted for the following items: prepayment fees and amortization of prepayment fees, the net income effect of SFAS 133 fair market value adjustments and SFAS 150 dividend/interest expense adjustments net of the effect on REFCORP and AHP. This goal will utilize the calendar-day daily average of the three-month London InterBank Offered Rate (LIBOR). The Adjusted Net Income for calendar years 2005, 2006 and 2007 will be calculated and each year’s results will then be summed and divided by three to determine the average basis points spread over LIBOR.

2 The Market Penetration goal is designed to enhance the franchise value of FHLBank membership by demonstrating the extent to which Advances serve as a valuable, competitive source of funding for all Members. This goal will be calculated by dividing each Member’s month-end Advances during 2005, 2006 and 2007 by the Member’s total assets from the previous year-end (2004, 2005 and 2006 respectively). A month end Advances to Assets ratio will be produced for each Member and these monthly ratios will then be summed and divided by the total number of Members to determine an average Advances to Assets ratio. Monthly averages will be summed and divided by the 36 month performance period to determine the final results. This calculation provides equal weighting for each Member’s monthly Advances to Asset ratio.

3 The Affordable Housing/Community Investment goal is intended to increase participation in the FHLBank’s Housing and Community Investment (HCI) programs. For this goal, a Participating Member is defined as a Member who submits an application to participate in any HCI program (AHP, Welcome Home, American Dream, CIP, EDA, ZIF or any new HCI programs) and will be counted only once per calendar year. The percent of participation will be calculated by dividing the actual number of Participating Members in 2005, 2006 and 2007 by the total number of Members from the previous year-end (2004, 2005 and 2006 respectively). The average for each calendar year will then be summed and divided by three to determine the final average.

     Plan Participants:

The Level I, II, and III , and IV Participants for this Performance Period are:

Level                     Name                                         Title